                                                                       EXHIBIT 6

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of The SAMUEL GOLDWYN COMPANY

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, shareholders' equity and of cash flows present fairly, in all material respects, the financial position of The Samuel Goldwyn Company (the "Company") and its subsidiaries at March 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company's credit facility matures on June 28, 1996. The Company's management believes that the credit facility may not be extended beyond that date should the merger transaction with Metromedia International Group Inc., which is also described in Note 2, not be consummated which causes substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PRICE WATERHOUSE LLP
Century City, California
May 3, 1996

                           THE SAMUEL GOLDWYN COMPANY

                           CONSOLIDATED BALANCE SHEET

                                                                                             MARCH 31,
                                                                                   ------------------------------
                                                                                        1996            1995
                                                                                   --------------  --------------

Assets
  Cash and cash equivalents......................................................  $    1,849,000  $    6,322,000
  Receivables, net...............................................................       9,021,000      11,205,000
  Film costs, net................................................................      63,899,000      74,080,000
  Property and equipment, net....................................................      32,206,000      28,153,000
  Other assets...................................................................       4,875,000       6,187,000
                                                                                   --------------  --------------
                                                                                   $  111,850,000  $  125,947,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------
Liabilities and Shareholders' Equity
  Notes payable..................................................................  $   82,029,000  $   67,610,000
  Accounts payable and accrued expenses..........................................       9,531,000       7,179,000
  Accrued film rights payable....................................................       8,578,000       3,350,000
  Participations payable to shareholder..........................................      10,353,000       9,373,000
  Participations payable to others...............................................       2,527,000       2,347,000
  Income taxes payable...........................................................         558,000         259,000
  Deferred revenue...............................................................      18,583,000      21,717,000
  Deferred income taxes..........................................................        --             1,552,000
                                                                                   --------------  --------------
                                                                                      132,159,000     113,387,000
                                                                                   --------------  --------------
Shareholders' equity:
  Common stock, par value $0.20; 15,000,000 shares authorized; shares issued and
    outstanding: 8,489,231 and 8,488,854.........................................       1,706,000       1,706,000
  Additional paid-in capital.....................................................      24,654,000      24,654,000
  Treasury stock.................................................................        (532,000)       (532,000)
  Retained earnings (deficit)....................................................     (46,137,000)    (13,268,000)
                                                                                   --------------  --------------
                                                                                      (20,309,000)     12,560,000
                                                                                   --------------  --------------
                                                                                   $  111,850,000  $  125,947,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------

    The accompanying notes are an integral part of these consolidated financial statements

                           THE SAMUEL GOLDWYN COMPANY
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                              YEAR ENDED MARCH 31,
                                                                ------------------------------------------------
                                                                     1996             1995             1994
                                                                ---------------  ---------------  --------------

Revenues......................................................  $   107,784,000  $    91,348,000  $  108,791,000
                                                                ---------------  ---------------  --------------
Cost of revenues..............................................      108,301,000       91,461,000      81,117,000
Selling, general and administrative expenses..................       19,891,000       17,999,000      15,515,000
Depreciation and amortization.................................        3,770,000        3,508,000       3,129,000
                                                                ---------------  ---------------  --------------
                                                                    131,962,000      112,968,000      99,761,000
                                                                ---------------  ---------------  --------------
Operating income (loss).......................................      (24,178,000)     (21,620,000)      9,030,000
Interest expense..............................................        8,490,000        5,626,000       5,632,000
                                                                ---------------  ---------------  --------------
Income (loss) before income taxes.............................      (32,668,000)     (27,246,000)      3,398,000
Income tax provision (benefit)................................         (541,000)      (7,163,000)      1,912,000
                                                                ---------------  ---------------  --------------
Income (loss) before extraordinary items......................      (32,127,000)     (20,083,000)      1,486,000
Extraordinary loss, net of applicable income tax benefit of
  $40,000.....................................................         (742,000)       --               --
Extraordinary gain, net of applicable income tax provision of
  $506,000....................................................        --               --                759,000
                                                                ---------------  ---------------  --------------
Net income (loss).............................................  $   (32,869,000) $   (20,083,000) $    2,245,000
                                                                ---------------  ---------------  --------------
                                                                ---------------  ---------------  --------------
Earnings per share:
  Income (loss) before extraordinary items....................  $         (3.78) $         (2.37) $         0.20
                                                                ---------------  ---------------  --------------
                                                                ---------------  ---------------  --------------
  Net income (loss)...........................................  $         (3.87) $         (2.37) $         0.30
                                                                ---------------  ---------------  --------------
                                                                ---------------  ---------------  --------------
Weighted average shares outstanding...........................        8,489,000        8,488,000       7,386,000
                                                                ---------------  ---------------  --------------
                                                                ---------------  ---------------  --------------

    The accompanying notes are an integral part of these consolidated financial statements

                           THE SAMUEL GOLDWYN COMPANY

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                  COMMON STOCK         ADDITIONAL       TREASURY STOCK         RETAINED
                                            ------------------------     PAID-IN     ---------------------     EARNINGS
                                              SHARES       AMOUNT        CAPITAL      SHARES      AMOUNT      (DEFICIT)
                                            ----------  ------------  -------------  ---------  ----------  --------------
Balance at March 31, 1993.................   5,950,721  $  1,213,000  $   1,675,000     34,872  $  274,000  $    4,570,000
Exchange of Heritage shares for Goldwyn
  shares..................................     102,794         8,750         (8,750)
Exercise of stock options.................       1,250           250           (250)
Purchase of Heritage creditor shares
  pursuant to Heritage Plan of
  Reorganization..........................                                               8,576     258,000
Issuance of common stock..................   2,472,500       472,000     23,095,000
Net income................................                                                                       2,245,000
                                            ----------  ------------  -------------  ---------  ----------  --------------
Balance at March 31, 1994.................   8,527,265     1,694,000     24,761,000     43,448     532,000       6,815,000
Exchange of Heritage shares for Goldwyn
  shares..................................       5,037        12,000        (12,000)
Purchase of Class A warrants pursuant to
  Heritage Plan of Reorganization.........                                  (95,000)
Net loss..................................                                                                     (20,083,000)
                                            ----------  ------------  -------------  ---------  ----------  --------------
Balance at March 31, 1995.................   8,532,302     1,706,000     24,654,000     43,448     532,000     (13,268,000)
Exchange of Heritage shares for Goldwyn
  shares..................................         377
Net loss..................................                                                                     (32,869,000)
                                            ----------  ------------  -------------  ---------  ----------  --------------
Balance at March 31, 1996.................   8,532,679  $  1,706,000  $  24,654,000     43,448  $  532,000  $  (46,137,000)
                                            ----------  ------------  -------------  ---------  ----------  --------------
                                            ----------  ------------  -------------  ---------  ----------  --------------

  The accompanying notes are an integral part of these consolidated financial statements

                           THE SAMUEL GOLDWYN COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                YEAR ENDED MARCH 31,
                                                                   ----------------------------------------------
                                                                        1996            1995            1994
                                                                   --------------  --------------  --------------

Cash flows from operating activities:
Net (loss) income................................................  $  (32,869,000) $  (20,083,000) $    2,245,000
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Extraordinary gain on retirement of debt.........................                        --            (1,265,000)
Amortization of film costs.......................................      50,827,000      45,886,000      38,696,000
Amortization of goodwill.........................................         229,000         229,000         233,000
Depreciation of property and equipment...........................       3,541,000       3,279,000       2,896,000
Increase (decrease) from changes in:
  Receivables....................................................       2,184,000       8,498,000       2,546,000
  Other assets, excluding goodwill...............................       1,083,000       1,232,000        (464,000)
  Accounts payable and accrued expenses..........................       2,352,000         243,000        (827,000)
  Accrued film rights payable....................................       5,228,000       3,350,000        --
  Participations payable to shareholder..........................         980,000         341,000       1,135,000
  Participations payable to others...............................         180,000        (951,000)        (75,000)
  Income taxes payable...........................................         299,000        (574,000)        489,000
  Deferred revenue...............................................      (3,134,000)     19,657,000        (605,000)
  Deferred income taxes..........................................      (1,552,000)     (7,607,000)      1,330,000
                                                                   --------------  --------------  --------------
Net cash provided by operating activities........................      29,348,000      53,500,000      46,334,000
                                                                   --------------  --------------  --------------
Investing activities:
  Additions to film costs........................................     (40,646,000)    (49,211,000)    (33,572,000)
  Additions to property and equipment............................      (7,594,000)     (7,054,000)     (3,107,000)
  Additions to treasury stock....................................        --              --              (258,000)
                                                                   --------------  --------------  --------------
                                                                      (48,240,000)    (56,265,000)    (36,937,000)
                                                                   --------------  --------------  --------------
Financing activities:
  Issuance of common stock.......................................        --              --            23,567,000
  Purchase of warrants...........................................        --               (95,000)       --
  Retirement of bank debt........................................        --              --           (10,800,000)
  Additions to (repayment of) notes payable......................      14,419,000       7,791,000     (22,368,000)
                                                                   --------------  --------------  --------------
                                                                       14,419,000       7,696,000      (9,601,000)
                                                                   --------------  --------------  --------------
Net increase (decrease) in cash..................................      (4,473,000)      4,931,000        (204,000)
Cash at beginning of period......................................       6,322,000       1,391,000       1,595,000
                                                                   --------------  --------------  --------------
Cash at end of period............................................  $    1,849,000  $    6,322,000  $    1,391,000
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
Supplemental disclosure of cash paid for:
  Interest.......................................................  $    8,002,000  $    6,136,000  $    5,154,000
  Income taxes...................................................         693,000         512,000           7,000

    The accompanying notes are an integral part of these consolidated financial statements

                           THE SAMUEL GOLDWYN COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
  POLICIES:

    The Samuel Goldwyn Company (the "Company") is engaged in the production and distribution of motion picture films in the theatrical, videocassette, television and ancillary markets, the production and licensing of television programs, and the operation of a movie theatre circuit.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of The Samuel Goldwyn Company and its subsidiaries. All significant intercompany accounts have been eliminated.

USE OF ESTIMATES

    The preparation of these financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

FILM DISTRIBUTION REVENUES

    Theatrical films are distributed in the various media of exhibition depending upon the Company's distribution rights to the films. A motion picture is initially released (licensed) in the theatrical market. Approximately six months thereafter it is licensed to the pay-per-view and home video markets. Approximately one year after a film's initial theatrical release, it is licensed to the pay television market and subsequently to the syndicated television market two or more years after pay television. Distribution of motion pictures in foreign territories approximates the domestic release pattern.

    Revenues from theatrical distribution are recognized as the films are exhibited. Distribution of the Company's films in foreign countries is primarily accomplished through the licensing of various distribution rights to subdistributors. The terms of licensing agreements with such subdistributors generally include the receipt of non-refundable guaranteed amounts by the Company and accordingly, revenue is recognized when the film is available for exhibition.

FILM EXHIBITION REVENUES

    Theatre admission revenues, and related film rental expenses, are recognized as films are exhibited.

TELEVISION LICENSING REVENUES

    Television licensing revenues are derived from licensing the rights to telecast a program on either a barter basis or for a cash license fee. For programs licensed on a barter basis, typically to independent television stations, the Company receives rights to advertising time and hires an agent to sell on its behalf the advertising time retained within its programs (See Note
8). Television licensing revenues are generally recognized when the program material is available for telecast by the licensee and when certain other conditions are met. Revenue from barter basis license agreements is recorded as the advertising within the programs is aired based on statements received from the agent.

CASH EQUIVALENTS

    The Company's cash equivalents consist of cash on hand and highly liquid investments purchased with maturities of three months or less.

                           THE SAMUEL GOLDWYN COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1-- DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)
FILM COSTS

    Film costs include acquisition costs, production costs and exploitation costs. Such costs are amortized, and participation expenses are accrued, in the proportion that revenue recognized during the year for each film bears to the estimated total revenue to be received from all sources under the individual film forecast method. Estimated total revenues and costs are reviewed on a quarterly basis and revisions to amortization rates are recorded as necessary. Film costs are stated at the lower of unamortized cost or estimated net realizable value.

PROPERTY AND EQUIPMENT

    Property, equipment and leasehold improvements are carried at cost and depreciated over their estimated useful lives. Buildings (asset lives of 25 years) and equipment, furniture and fixtures (asset lives of 3 to 7 years) are depreciated on the straight-line method. Theatre leasehold interests and leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful lives of the improvements or the terms of the respective leases. Maintenance and repairs are expensed as incurred.

GOODWILL AMORTIZATION

    The excess of the cost of purchased businesses over their net book value at date of acquisition (classified as other assets in the consolidated balance sheet) is amortized over a period of 20 years. The Company periodically reviews the value of its goodwill to determine if an impairment has occurred. In making such determination, the Company evaluates the performance, on a non-discounted basis, of the underlying businesses whose acquisition gave rise to such amount.

INCOME TAXES

    The provision for income taxes is computed using the asset and liability method specified by Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes." Under SFAS 109, deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities.

INCOME (LOSS) PER SHARE

    Net income (loss) per share is computed based upon the weighted average number of common and common equivalent shares outstanding during the year.

NOTE 2--MERGER WITH METROMEDIA INTERNATIONAL GROUP, INC.:

    On December 19, 1995, a Letter Agreement (the "Letter Agreement") was entered into among PolyGram Filmed Entertainment Distribution Inc. ("PolyGram"), the Company and The Samuel Goldwyn Jr. Family Trust confirming the basic terms set forth in a Deal Memo for the acquisition by PolyGram of certain assets of the Company. The Deal Memo constituted an agreement in principle for PolyGram to acquire distribution rights to the Company's film and television library together with the assumption of certain related assets and liabilities for $62,000,000 in cash consideration, subject to adjustment. The transaction was to exclude the Company's other interests including its chain of theaters, film and television projects in development and domestic and foreign distribution operations. As no definitive documentation was entered into by January 22, 1996, substantially all of the provisions of the Letter Agreement are of no further force and effect, except for the Company's obligation to pay PolyGram a break up fee of $2,000,000 plus PolyGram's costs and expenses associated with the transaction.

                           THE SAMUEL GOLDWYN COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2--MERGER WITH METROMEDIA INTERNATIONAL GROUP, INC.: (CONTINUED)
    On January 31, 1996 the Company and Metromedia International Group, Inc. ("MIG") entered into a definitive merger agreement providing for the merger of the Company into a wholly owned subsidiary of MIG. The terms of the merger agreement provide for the Company's shareholders to receive $5.00 worth of MIG stock for each Company share, provided that the average closing price per share of MIG stock over the 20 consecutive-day trading period ending five business days prior to the Company's stockholder meeting to approve the merger is between $12.50 and $16.50. If the average closing price is lower than $12.50, shareholders of the Company will receive for each Company share 0.4 shares of MIG common stock; if the average price is higher than $16.50 shareholders will receive for each Company share 0.303 shares of MIG common stock.

    The Boards of Directors of MIG and the Company have approved the merger. The consummation of the merger is subject to customary closing conditions, including approval of the transaction by the stockholders of the Company, and the receipt of all regulatory approvals including the lapse or early termination of the applicable waiting period under the Hart-Scott-Rodino Act (which has lapsed), and other customary conditions. In connection with the transaction, The Samuel Goldwyn Jr. Family Trust, which owns 60% of the outstanding common stock of the Company, has agreed to vote in favor of the merger pursuant to the terms of a Voting Agreement with MIG dated as of January 31, 1996. In addition, MIG has caused Orion Pictures Corporation ("Orion") to provide the Company up to $5,500,000 of interim financing, and in connection therewith, the Company and Orion have entered into a six-picture distribution agreement.

    Pursuant to the definitive merger agreement, it is the intention of the parties to refinance (or extend the maturity date of) the entire outstanding balance of the Company's bank indebtedness and it is a condition of closing that such amounts shall have been repaid or refinanced in full.

    MIG is a worldwide communications, media and entertainment company. Its core businesses are Metromedia International Telecommunications, Inc., a company which operates wireless cable, communications and media businesses in Eastern Europe and former Soviet Republics; and Orion, a motion picture production and distribution company with a film library of more than 1,000 titles.

    The Company incurred a net loss of approximately $20 million in fiscal 1995 and approximately $32.8 million in fiscal 1996 and experienced a decrease in working capital during both years. As a result, the Company has been unable to refinance its bank debt for a period extending beyond June 28, 1996. In the absence of alternative financing or consummation of the merger, the Company will have insufficient liquidity to repay the loan upon maturity and may experience liquidity shortfalls in meeting on-going obligations. Management believes that one or more members of the Company's current bank syndicate may be unwilling to further extend or restructure the agreement beyond the maturity date.

NOTE 3--ISSUANCE OF STOCK:

    In October 1993, the Company completed a public offering of 2,472,500 shares of common stock. The proceeds to the Company from this stock offering, net of underwriter's discount, commissions and offering expenses were $23,567,000 and were applied to reduce bank indebtedness.

                           THE SAMUEL GOLDWYN COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4--FILM COSTS:

    Film costs, net of amortization, consist of the following:

                                                                          MARCH 31,
                                                                 ----------------------------
                                                                     1996           1995
                                                                 -------------  -------------
Theatrical Film Costs
  Released.....................................................  $  43,415,000  $  54,600,000
  Completed, not released......................................      1,661,000        891,000
  In process...................................................      2,713,000      2,075,000
                                                                 -------------  -------------
                                                                    47,789,000     57,566,000
                                                                 -------------  -------------
Television Film Costs
  Released.....................................................     16,049,000     14,508,000
  In process...................................................         61,000      2,006,000
                                                                 -------------  -------------
                                                                    16,110,000     16,514,000
                                                                 -------------  -------------
                                                                 $  63,899,000  $  74,080,000
                                                                 -------------  -------------
                                                                 -------------  -------------

    The Company did not capitalize any interest in connection with the production of films and television series during the year ended March 31, 1996. The Company capitalized approximately $736,000 of interest incurred in connection with the production of films and television series during the year ended March 31, 1995. The Company currently anticipates that approximately 75% of the unamortized costs related to released films will be amortized under the individual film forecast method during the three years ending March 31, 1999.

                           THE SAMUEL GOLDWYN COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5--DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS:

                                                                          MARCH 31,
                                                                 ----------------------------
                                                                     1996           1995
                                                                 -------------  -------------
Receivables:
  Accounts receivable..........................................  $  10,019,000  $  12,311,000
  Allowance for doubtful accounts..............................       (998,000)      (880,000)
  Unamortized discount.........................................       --             (226,000)
                                                                 -------------  -------------
                                                                 $   9,021,000  $  11,205,000
                                                                 -------------  -------------
                                                                 -------------  -------------
Property and equipment:
  Land and buildings...........................................  $   4,190,000  $   4,190,000
  Theatre leasehold interests..................................     25,214,000     20,908,000
  Leasehold improvements.......................................      8,322,000      6,018,000
  Equipment, furniture and fixtures............................      7,696,000      6,832,000
  Construction in progress.....................................         84,000        898,000
                                                                 -------------  -------------
                                                                    45,506,000     38,846,000
  Accumulated depreciation.....................................    (13,300,000)   (10,693,000)
                                                                 -------------  -------------
                                                                 $  32,206,000  $  28,153,000
                                                                 -------------  -------------
                                                                 -------------  -------------
Other assets:
  Goodwill, net of amortization of $974,000 and $745,000.......  $   3,619,000  $   3,848,000
  Deferred charges.............................................       --              782,000
  Other miscellaneous..........................................      1,256,000      1,557,000
                                                                 -------------  -------------
                                                                 $   4,875,000  $   6,187,000
                                                                 -------------  -------------
                                                                 -------------  -------------
Accounts payable and accrued expenses
  Accounts payable.............................................  $   5,020,000  $   5,305,000
  Accrued expenses.............................................      4,511,000      1,874,000
                                                                 -------------  -------------
                                                                 $   9,531,000  $   7,179,000
                                                                 -------------  -------------
                                                                 -------------  -------------
Deferred Revenue
  Home video deposit...........................................  $  17,115,000  $  20,000,000
  Other deposits...............................................      1,468,000      1,717,000
                                                                 -------------  -------------
                                                                 $  18,583,000  $  21,717,000
                                                                 -------------  -------------
                                                                 -------------  -------------

    Deferred charges at March 31, 1995 consisted of costs incurred in connection with obtaining the Company's credit facilities. Such costs were amortized on a straight-line basis over the applicable term of the credit agreements.

    In December 1994 the Company entered into a servicing agreement with a video distributor, Hallmark Home Entertainment ("Hallmark"), and received a deposit against the delivery of future titles. The deposit has been classified as deferred revenue and is being recognized as revenue upon the release of titles by Hallmark.

                           THE SAMUEL GOLDWYN COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6--NOTES PAYABLE:

    Notes payable consist of the following:

                                                                          MARCH 31,
                                                                 ----------------------------
                                                                     1996           1995
                                                                 -------------  -------------
Notes payable to banks.........................................  $  72,900,000  $  62,400,000
Capital lease obligations......................................      5,950,000      1,355,000
Other notes payable............................................      3,179,000      3,855,000
                                                                 -------------  -------------
                                                                 $  82,029,000  $  67,610,000
                                                                 -------------  -------------
                                                                 -------------  -------------

    On April 28, 1995, the Company entered into a $77,400,000 credit facility with its bank lenders. This facility was comprised of a $62,400,000 term loan and a $15,000,000 revolving credit facility. The entire facility was converted to a term loan in February 1996. The maturity date of the credit facility was April 30, 1996. The maturity date of the credit facility has been extended to June 28, 1996 as a result of a recent amendment to the credit agreement. The revolving credit facility bore interest at either the bank's reference (prime) rate plus 1% or LIBOR plus 2%. The term loan bore interest at LIBOR plus 2%. Pursuant to an amendment to the loan agreement dated as of November 30, 1995, the outstanding loan amount subsequent to such date bears interest at the bank's prime rate plus 1.50% or LIBOR plus 2.5%, at the Company's option, both rates increasing by one-half percent each month for months subsequent thereto until maturity. At March 31, 1996, the Bank's prime rate was 8.25%. The Company's effective interest rate for the year ended March 31, 1996 was 10.47%, including interest related to its interest rate swap. The credit facility contains covenants which, among other things, require adherence to certain financial ratios and balances and impose limitations on film acquisition and production costs and general and administrative costs. The credit facility is secured by substantially all of the Company's assets and the films owned by The Samuel Goldwyn Jr. Family Trust.

    The Company is currently not in default under its credit agreement and on April 26, 1996, entered into an amendment to such agreement with its bank lenders to extend the maturity date of the credit facility to June 28, 1996 and to continue the waiver of certain financial ratio covenants to the maturity date of the credit agreement.

    The Company has an interest rate swap agreement with its bank which had a total notional principal amount of $15,000,000 and $35,000,000 at March 31, 1996 and 1995, respectively. The weighted average receipt and payment rates associated with the swap agreements at March 31, 1996 and 1995 were 6.35% and 9.50%, respectively. The incremental interest expense related to the swap agreement was $197,000, $511,000, and $630,000 for the years ended March 31, 1996, 1995 and 1994, respectively. The swap terminates on December 31, 1996 and its fair value as of March 31, 1996 was $116,000. The Company has exposure to credit risk but does not anticipate nonperformance by the counterparties to the agreement.

    Other notes payable at March 31, 1996 are comprised of various obligations of the Theatre Goup. Interest and principal payments under these notes are due monthly through October 2003. The notes accrue interest at rates ranging from 9% to 10.5% per annum and are collateralized by various theatres and equipment.

NOTE 7--INCOME TAXES:

    Effective April 1, 1993 the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109) "Accounting for Income Taxes." This statement superseded SFAS 96 which the Company had

                           THE SAMUEL GOLDWYN COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7--INCOME TAXES: (CONTINUED)
previously adopted. The cumulative effect of adopting SFAS 109 was immaterial and was recorded in the first quarter of fiscal 1994.

    Income tax provision (benefit) consists of the following:

                                                                                 YEAR ENDED MARCH 31,
                                                                     --------------------------------------------
                                                                          1996            1995           1994
                                                                     --------------  --------------  ------------
Income (loss) before income taxes..................................  $  (32,668,000) $  (27,246,000) $  3,398,000
                                                                     --------------  --------------  ------------
                                                                     --------------  --------------  ------------
Provision (benefit) for income taxes:
  Current--
    Federal........................................................  $     --        $     (161,000) $    256,000
    State..........................................................          20 000         162,000        63,000
    Foreign........................................................         951,000         443,000       750,000
                                                                     --------------  --------------  ------------
                                                                            971,000         444,000     1,069,000
                                                                     --------------  --------------  ------------
  Deferred--
    Federal........................................................        --            (5,582,000)      802,000
    State..........................................................      (1,512,000)     (2,025,000)       41,000
                                                                     --------------  --------------  ------------
                                                                         (1,512,000)     (7,607,000)      843,000
                                                                     --------------  --------------  ------------
Provision (benefit) on income before extraordinary items...........        (541,000)     (7,163,000)    1,912,000
Provision on extraordinary item....................................         (40,000)       --             506,000
                                                                     --------------  --------------  ------------
Total tax provision (benefit)......................................  $     (581,000) $   (7,163,000) $  2,418,000
                                                                     --------------  --------------  ------------
                                                                     --------------  --------------  ------------

    At March 31, 1996, the major tax effected components of the deferred tax liability are as follows:

Deferred tax assets:
  Operating loss carryforwards.................................  $16,560,000
  Foreign tax credits..........................................     910,000
  Investment tax credits.......................................     203,000
  Participations accrued.......................................   5,577,000
  Deferred revenue.............................................   5,806,000
  Receivables..................................................   1,645,000
  Accruals, reserves and other.................................      75,000
                                                                 ----------
                                                                 30,776,000
  Valuation allowance..........................................  (13,710,000)
                                                                 ----------
                                                                 17,066,000
                                                                 ----------
                                                                 ----------
Deferred tax liabilities:
  Film costs...................................................  12,859,000
  Depreciation and amortization................................   4,007,000
  Other........................................................     200,000
                                                                 ----------
                                                                 17,066,000
                                                                 ----------
  Net deferred tax liability...................................  $        0
                                                                 ----------
                                                                 ----------

                           THE SAMUEL GOLDWYN COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7--INCOME TAXES: (CONTINUED)
    Deferred taxes reflect timing differences in the recognition of certain income and expense items for financial reporting and income tax purposes. The valuation allowance which has been provided against a portion of deferred tax assets increased by $11,668,000 during fiscal 1996.

    The components of the deferred income tax provision (benefit) are as follows:

                                                                                   YEAR ENDED MARCH 31,
                                                                        ------------------------------------------
                                                                            1995           1995           1994
                                                                        -------------  -------------  ------------
Film cost, net........................................................  $      29,000  $  (3,218,000) $    333,000
Revenue recognition...................................................     (1,404,000)    (6,631,000)      580,000
State taxes...........................................................        119,000      1,361,000        46,000
Fixed assets..........................................................        (77,000)      (601,000)      215,000
Other.................................................................       (179,000)     1,482,000       156,000
                                                                        -------------  -------------  ------------
                                                                        $  (1,512,000) $  (7,607,000) $  1,330,000
                                                                        -------------  -------------  ------------
                                                                        -------------  -------------  ------------

    A reconciliation of the federal statutory tax rate to the Company's effective tax rate is as follows:

                                                                                             YEAR ENDED MARCH 31,
                                                                                        -------------------------------
                                                                                          1996       1995       1994
                                                                                        ---------  ---------  ---------
Federal statutory tax (benefit) rate..................................................      (34.0)%     (34.0)%      34.0%
State taxes, net of federal benefit...................................................       (3.1)      (4.9)       5.1
Foreign taxes, net of federal benefit.................................................        1.9        1.1       14.6
Non-deductible expenses...............................................................        2.8        0.3        2.4
Deferred tax valuation allowance......................................................       33.9        7.5     --
Other.................................................................................       (3.2)       3.7        0.2
                                                                                        ---------  ---------        ---
Effective tax (benefit) rate..........................................................       (1.7)%     (26.3)%      56.3%
                                                                                        ---------  ---------        ---
                                                                                        ---------  ---------        ---

    At March 31, 1996, the Company had consolidated net operating loss ("NOL") carryovers of approximately $47,798,000 for federal tax return purposes expiring through 2010. The Company also has investment tax credit carryovers for tax purposes totaling approximately $200,000 expiring through 2001. However, because of the prospective change in ownership that will result upon the completion of the pending merger with MIG, the Company's utilization of its NOL and other tax credits may be subject to annual limitations in periods subsequent to the merger.

                           THE SAMUEL GOLDWYN COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8--SEGMENT INFORMATION:

    The Company operates principally in two business segments: film and television distribution and theatrical exhibition. Financial information relative to these business segments is as follows:

                                                                               YEAR ENDED MARCH 31,
                                                                  ----------------------------------------------
                                                                       1996            1995            1994
                                                                  --------------  --------------  --------------
REVENUE
Film and television distribution................................  $   56,886,000  $   45,919,000  $   68,465,000
                                                                  --------------  --------------  --------------
Theatrical exhibition...........................................      50,898,000      45,429,000      40,326,000
                                                                  --------------  --------------  --------------
                                                                  $  107,784,000  $   91,348,000  $  108,791,000
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
OPERATING INCOME (LOSS)
Film and television distribution                                  $  (25,751,000) $  (23,492,000) $    6,668,000
Theatrical exhibition...........................................       1,573,000       1,872,000       2,362,000
                                                                  --------------  --------------  --------------
                                                                  $  (24,178,000) $  (21,620,000) $    9,030,000
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
DEPRECIATION AND AMORTIZATION
Film and television distribution................................  $      201,000  $      267,000  $      146,000
Theatrical exhibition...........................................       3,569,000       3,241,000       2,983,000
                                                                  --------------  --------------  --------------
                                                                  $    3,770,000  $    3,508,000  $    3,129,000
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
IDENTIFIABLE ASSETS
Film and television distribution................................  $   74,916,000  $   92,580,000  $   94,138,000
Theatrical exhibition...........................................      36,934,000      33,367,000      29,737,000
                                                                  --------------  --------------  --------------
                                                                  $  111,850,000  $  125,947,000  $  123,875,000
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
CAPITAL EXPENDITURES
Film and television distribution................................  $        7,000  $      291,000  $      171,000
Theatrical exhibition...........................................       7,607,000       6,763,000       2,936,000
                                                                  --------------  --------------  --------------
                                                                  $    7,614,000  $    7,054,000  $    3,107,000
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
DOMESTIC AND EXPORT REVENUES
United States...................................................  $   86,971,000  $   79,542,000  $   84,572,000
Export revenues (including Canada)..............................      20,813,000      11,806,000      24,219,000
                                                                  --------------  --------------  --------------
                                                                  $  107,784,000  $   91,348,000  $  108,791,000
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

    Certain of the Company's television programming is distributed under barter basis agreements, primarily through one barter sales agent. Barter revenue is determined based on actual sales of advertising time as reported by the barter sales agent, and is recognized when the advertising within the programming is aired. Barter revenue recognized during the years ended March 31, 1996, 1995 and 1994 was $5,002,000, $10,414,000 and $10,929,000, respectively, which constituted approximately 5%, 10% and 10%, respectively, of the Company's total revenues for such years.

    There is no country outside of the United States in which the Company does business that individually contributed significantly to total revenues.

                           THE SAMUEL GOLDWYN COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9--RELATED PARTY TRANSACTIONS:

LICENSES TO FILMS BENEFICIALLY OWNED BY SAMUEL GOLDWYN JR.

    The Company entered into a distribution agreement dated March 1, 1991 with The Samuel Goldwyn Jr. Family Trust (the "Goldwyn Trust") for the worldwide distribution in all media of the over 70 theatrical motion pictures which were produced by Samuel Goldwyn Sr. and which are owned by the Goldwyn Trust. The term of the agreement expires December 31, 2003, subject to automatic renewal for an additional two year period, and thereafter for additional one-year periods upon expiration of the initial term. The agreement provided that from March 1, 1991 through December 31, 1993, the Goldwyn Trust received 50% of the proceeds derived from the distribution of such films after the payment of all costs relating to such distribution, with the Company retaining the remaining 50% of such net proceeds as its distribution fee. From January 1, 1994 until December 31, 1996, the Goldwyn Trust will receive all gross receipts derived from the distribution of such films, after the payment to the Company of a distribution fee equal to 35% of gross receipts and after the Company recoups all costs incurred in connection with such distribution. From January 1, 1997 until December 31, 2003 and during any renewal periods after December 31, 2003, the distribution fee payable to the Company will be 30%.

    The films owned by the Goldwyn Trust partially secure the Company's notes under its credit facility. Such credit facility further provides that the amount of participations that may be paid to the Goldwyn Trust and its beneficiaries in any one year may not exceed $800,000 and that no distributions may be made that will result in the aggregate participation payable being less than $8,500,000. For the fiscal years ended March 31, 1996, 1995 and 1994, the Company accrued obligations of $1,445,000, $1,141,000 and $1,836,000, respectively, as a result of revenues being recognized by the Company from such films during such periods. The Goldwyn Trust, however, received payments of $465,000, $800,000 and $700,000, respectively from the Company during such years. As of March 31, 1996, a profit participation in the amount of $10,353,000 remained payable by the Company. This participation payable does not bear interest.

SAMUEL GOLDWYN PRODUCTIONS AND NIGHTLIFE, INC.

    Samuel Goldwyn Productions ("Productions") is a California corporation which is wholly owned by Samuel Goldwyn Jr. and is involved in the acquisition and development of literary properties for production as motion pictures. Under a non-exclusive agreement between the Company and Productions, the Company reimburses Productions for all accountable out-of-pocket costs incurred by Productions in connection with the development of properties undertaken at the request and on behalf of the Company, regardless of whether such properties are then acquired by the Company. For the years ended March 31, 1996, 1995 and 1994, the Company reimbursed Productions $205,000, $418,000 and $446,000, respectively, for development costs associated with properties acquired or to be acquired by the Company.

    Nightlife, Inc. is a California corporation which is wholly owned by the President of the Company, and is involved in the production of motion pictures and television programs. The Company reimburses Nightlife, Inc. for all accountable out-of-pocket costs incurred in connection with any motion picture or television program which it produces for the Company. In addition to reimbursement for these actual costs, the Company pays Nightlife, Inc. an annual fee of $10,000 plus a 2.5% net profit participation in the films and television programs it produces. To date, the Company has neither paid, nor is it required to accrue, any profit participations to Nightlife, Inc. For the years ended March 31, 1996, 1995 and 1994, the Company made payments to Nightlife, Inc. of $375,000, $99,000 and $249,000, respectively. These amounts include $10,000 in fees each year.

                           THE SAMUEL GOLDWYN COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10--STOCK AWARDS PLANS:

    The Company has a stock awards plan under which 1,000,000 shares of the Company's common stock are available for nonqualified or incentive stock options or other stock awards. The plan provides that awards may be granted to consultants and key employees, including officers and directors, of the Company upon such terms as the Stock Awards Committee of the Board of Directors may determine. The options that are outstanding have been granted at an exercise price at least equal to the fair market value at the date of grant and are generally exercisable in installments over one to five years. Options generally expire ten years after date of grant. Activity under the stock awards plan was as follows:

                                                                                          NUMBER OF SHARES
                                                                                  --------------------------------
                                                                                     1996       1995       1994
                                                                                  ----------  ---------  ---------
Outstanding at beginning of year................................................     485,400    185,525    167,800
Awards cancelled................................................................    (198,983)   (25,125)   (32,000)
Awards granted..................................................................     375,250    325,000     50,975
Awards exercised................................................................      --         --         (1,250)
                                                                                  ----------  ---------  ---------
Outstanding at March 31.........................................................     661,667    485,400    185,525
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------

    Options outstanding at March 31, 1996 and 1995 ranged in price from $6.00 to $32.50 per share. Options exercised in 1994 were at $8.00 per share. At March 31, 1996, options for 97,467 shares had vested and were exercisable. There are 337,083 shares available for future awards.

    The Company has a Directors' Stock Option Plan under which 25,000 shares of the Company's common stock are available for nonqualified stock options to nonemployee members of the Board of Directors to be awarded at the rate of 500 options per year for each Director. At March 31, 1996 and 1995, a total of 7,500 and 4,500 ten year options exercisable from $4.69 to $18.75 per share were outstanding to the three nonemployee Directors.

    Effective April 13, 1993, the Company, Samuel Goldwyn Jr., and the Goldwyn Trust entered into an Option Agreement (the "Option Agreement") pursuant to which the Company and Mr. Goldwyn each have unilateral six-year options entitling (i) Mr. Goldwyn to acquire any part or all of 875,000 shares of Common Stock at a cash exercise price of $8.00 per share (the market value of the Common Stock on the date of the Option Agreement), and (ii) the Company to issue up to 875,000 shares of Common Stock to the Goldwyn Trust in exchange for a dollar-for-dollar reduction of participations payable, at an exchange price equal to the then market price of the Common Stock, if such market price is not greater than $9.00 per share or less than $6.50 per share and if greater or lesser than such amounts, at $9.00 and $6.50, respectively. If the options were exercised in their entirety by the Company, or Mr. Goldwyn, and the market price of the Common Stock at the time of exercise were $8.00 per share, the Company would issue 875,000 shares in exchange for $7,000,000 in cash or reduction of participations payable by the Company, as applicable, The 875,000 shares are considered common stock equivalents and, to the extent that they are dilutive, have been included in the determination of weighted average number of outstanding shares used to calculate net income (loss) per share, using the treasury stock method.

NOTE 12--LEASES:

    At March 31, 1996, the Company has long-term operating and capital leases, primarily involving office and theatre facilities. The leases have varying terms and contain renewal options. Future minimum lease payments under non-cancelable operating leases consist of the following at March 31, 1996:

1997...........................................................  $5,212,000

                           THE SAMUEL GOLDWYN COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12--LEASES: (CONTINUED)

1998...........................................................   4,698,000
1999...........................................................   3,525,000
2000...........................................................   3,060,000
2001...........................................................   2,715,000
Thereafter.....................................................  21,997,000
                                                                 ----------
Total future minimum lease commitments.........................  $41,207,000
                                                                 ----------
                                                                 ----------

    At March 31, 1996, future minimum lease payments under capital leases, including interest, consist of the following:

1997...........................................................  $  868,000
1998...........................................................     867,000
1999...........................................................     866,000
2000...........................................................   1,364,000
2001...........................................................     769,000
Thereafter.....................................................   9,166,000
                                                                 ----------
                                                                 13,900,000
Less amount representing interest..............................  (7,950,000)
                                                                 ----------
Present value of future minimum lease payments.................  $5,950,000
                                                                 ----------
                                                                 ----------

    Total rent expense was $5,660,000, $5,284,000 and $4,717,000 for the years ending March 31, 1996, 1995 and 1994, respectively.

NOTE 13--COMMITMENTS AND CONTINGENCIES:

    As of March 31, 1996, the Company had outstanding guarantees of indebtedness of approximately $4.7 million related to the production financing of one theatrical motion picture.

    The Company is involved in various lawsuits, claims and inquiries. Management and its legal counsel believe that the resolution of these matters will not have a material adverse effect on the financial position of the Company or the results of its operations.

    In December 1994, a decision was entered in the Los Angeles Superior Court in the case entitled Virgin Vision, Ltd. vs. The Samuel Goldwyn Company assessing damages against the Company of approximately $3,500,000 plus costs and legal fees arising out of a complaint filed by Virgin Vision on October 26, 1990, alleging failure by the Company to provide a presentation credit in certain territories on the foreign distribution by the Company of the motion picture, sex, lies and videotape. The court assessed such damages after finding on June 25, 1993 that the Company had committed unfair competition under California law, violated the federal Lanham Act, breached its contract with Virgin Vision and breached its fiduciary duty to Virgin Vision as its agent. The Company has appealed the decision. In the opinion of management, the ultimate outcome will not have a material adverse effect on the Company's financial position or results of operations because damages are expected to be covered by insurance.

    On December 28, 1995 a shareholder derivative suit against the Company and its directors was filed in the Delaware Court of Chancery, Kinder v. The Samuel Goldwyn Company, et al., C.A. No. 14751. On January 2, 1996, the Company was served with legal process in connection therewith. In the Complaint, plaintiffs allege that the Company's deal memorandum with PolyGram Filmed Entertainment Distribution Inc. was not in the best interests of the shareholders and thus constituted, among other things, a breach of

                           THE SAMUEL GOLDWYN COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13--COMMITMENTS AND CONTINGENCIES: (CONTINUED) the director's fiduciary duties to the Company's shareholders. Plaintiffs seek various forms of relief, including declaratory, injunctive and compensatory damages. The Company believes the complaint is without merit and based on consultations with counsel, the Company believes that the resolution of this matter will not have a material adverse effect on the Company.